                                                                    Exhibit 23.2
                      CONSENT OF INDEPENDENT ACCOUNTANTS


December 10, 1998

We consent to the incorporation by reference in this Registration Statement of PMA Capital Corporation on Form S-8 of our reports dated February 6, 1998, on our audits of the consolidated financial statements and financial statement schedules of PMA Capital Corporation (formerly, Pennsylvania Manufacturers Corporation) and subsidiaries as of December 31, 1997 and 1996, and for the years ended December 31, 1997, 1996 and 1995, incorporated by reference in the Form 10-K Annual Report of PMA Capital Corporation filed with the Securities and Exchange Commission on March 23, 1998. We also consent to the reference to us under "Item 5 - Interests of Named Experts and Counsel" in such Registration Statement.



/s/ PRICEWATERHOUSECOOPERS LLP


One South Market Street

Harrisburg, Pennsylvania